SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2009

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BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

160 Washington Street, Brookline, Massachusetts	02447-0469
(Address of principal executive offices)	(Zip Code)

(617) 730-3500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (c)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2009, the Board of Directors of Brookline Bancorp, Inc. (the “Company”) announced the election of Paul A. Perrault as Chief Executive Officer of the Company and its wholly-owned subsidiary, Brookline Bank (the “Bank”), succeeding Richard P. Chapman, Jr. who is retiring after 35 years as Chief Executive Officer.

Mr. Perrault, age 57,  was the Chief Executive Officer from 1990 to 2008 of the Chittenden Corporation, a $7.4 billion bank holding company headquartered in Burlington, Vermont which operated 140 offices in Vermont, Massachusetts, Maine, New Hampshire and Connecticut.

Mr. Perrault will become Chairman and Chief Executive Officer of the Bank and President of the Company effective March 16, 2009 and Chief Executive Officer of the Company on April 16, 2009, the date of the Company’s quarterly meeting of the Board of Directors. Mr. Chapman will resign from those positions as of those same effective dates. Mr. Chapman will continue as Chairman of the Company and a director of the Company and the Bank.

The Company and the Bank have entered into an employment agreement (the “Agreement”) with Mr. Perrault that will become effective March 16, 2009. Highlights of the Agreement are summarized in the following paragraphs.

The Agreement is for a one year term that is renewable for an additional year unless written notice is provided to Mr. Perrault at least sixty days prior to the anniversary date of the Agreement. Under the Agreement, Mr. Perrault will be paid an annual salary of $600,000 (“Base Salary”) plus incentive compensation up to 30% of his annual compensation (“Bonus”) for achievement of goals established by the Board of Directors of the Company.

Additionally, Mr. Perrault will receive annual equity awards (“Equity Consideration”) during the term of the Agreement of (a) stock options exercisable at fair market value as of the date of grant for a number of stock options determined by use of the Black-Scholes model which have a value of $120,000 to be recognized as expense in the Company’s financial statements and (b) restricted shares of Company common stock with a value of $80,000 to be recognized as expense in the Company’s financial statements. The stock options granted will vest one half upon grant and one half upon the first anniversary of the grant. The restricted stock will vest 100% upon the first anniversary of the award. Mr. Perrault will not be able to transfer vested restricted stock before the earlier to occur of termination of employment or Change in Control, as that term is defined in the Agreement.

The Bank will provide to Mr. Perrault at no cost to him all benefits generally provided to regular full-time employees of the Company and the Bank. The Company will pay dues for up to two clubs in the Company’s market area to be used for business meetings or for business development purposes and make available for Mr. Perrault a suitable car to be used for business purposes. The Company will also reimburse Mr. Perrault for moving expenses up to an amount of $20,000 and the expense for the temporary rental of a furnished apartment in the Boston area for six months in an amount not to exceed $25,000.

Upon the occurrence of an Event of Termination, as that term is defined in the Agreement, Mr. Perrault (or his beneficiaries or estate in the event of death) would be entitled to receive an amount equal to the sum of (i) Base Salary, (ii) the highest Bonus awarded during the past three years, or if an Event of Termination occurred before the first Bonus, then a deemed bonus of the highest amount of Bonus Mr. Perrault could have potentially earned, and (iii) the highest Equity Consideration previously awarded in any year.

Upon the occurrence of a Change in Control, as that term is defined in the Agreement, Mr. Perrault (or his beneficiaries or estate) would be entitled to receive an amount equal to three times the sum of items (i), (ii) and (iii) mentioned in the preceding paragraph.

Upon the occurrence of an Event of Termination or a Change in Control, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank shall continue to be made available to Mr. Perrault  until the earlier to occur of (A) 18 months from the Date of Termination or the Change in Control, or (B) Mr. Perrault receives, in connection with subsequent employment with a third party, coverage substantially identical to the coverage maintained by the Company or the Bank.

Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Perrault (the “Termination Benefits") would be deemed to include an “excess Parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then the Termination Benefits would be reduced to an amount (the “Non-Triggering Amount”), the value of which would be one dollar less than the total amount of payments permissible under Section 280G of the Code.

The above summary of Agreement highlights is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.10 hereto and incorporated by reference herein in its entirety.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this report.

Exhibit No.	Description

10.10	Employment Agreement by and between Brookline Bancorp, Inc. and
Brookline Bank and Paul A. Perrault

99.1	Press release of Brookline Bancorp, Inc. dated March 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

Date:	March 6, 2009	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer